Exhibit 23.3

Consent of Independent Auditors

Sabre Corporation

Dallas, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Sabre Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated February 28, 2014 with respect to the combined financial statements and schedules of PRISM Group, Inc. and Affiliate and to the reference to us under the heading “Experts,” which appears in Sabre Corporation’s Form S-1 Registration Statement (File No. 333-201682), as amended on February 2, 2015.

/s/ REDW LLC

Albuquerque, New Mexico

February 4, 2015